                                                                     EXHIBIT 12

                            AMERICAN STORES COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

  In the computation of the ratio of earnings to fixed charges for the Company, earnings consist of pre-tax income from continuing operations, plus fixed charges (adjusted for capitalized interest). Fixed charges consist of interest, whether expensed or capitalized (including the amortization of debt expense), plus the amount of rental expense which is representative of the interest factor in the particular case.

                                            FISCAL YEAR
                         -----------------------------------------------------
                           1996       1995       1994       1993       1992
                         ---------  ---------  ---------  ---------  ---------
                                     (IN THOUSANDS OF DOLLARS)
Earnings before income
 taxes.................. $ 504,552  $ 550,916  $ 606,263  $ 480,805  $ 378,281
Fixed charges (detail
 below).................   282,355    259,648    265,529    284,834    311,937
Adjusted for:
  Capitalized interest..   (10,567)    (8,542)    (3,900)    (3,416)    (1,966)
  Previously capitalized
   interest amortized
   during the period....     1,612      1,231      1,269      1,246      1,288
                         ---------  ---------  ---------  ---------  ---------
Earnings................ $ 777,952  $ 803,253  $ 869,161  $ 763,469  $ 689,540
                         =========  =========  =========  =========  =========
Interest expense........ $ 171,558  $ 159,545  $ 170,703  $ 189,773  $ 214,394
Capitalized interest....    10,567      8,542      3,900      3,416      1,966
Interest factor for
 rental expense of
 operating leases.......   100,230     91,561     90,926     91,645     95,577
                         ---------  ---------  ---------  ---------  ---------
Fixed charges........... $ 282,355  $ 259,648  $ 265,529  $ 284,834  $ 311,937
                         =========  =========  =========  =========  =========
Ratio of earnings to
 fixed charges.......... 2.76 to 1  3.09 to 1  3.27 to 1  2.68 to 1  2.21 to 1